EXHIBIT 99.1

     Transnational Financial Network Announces Notice of Non-Compliance with
                             AMEX Listing Standards
                       Anticipates Satisfactory Resolution

August 3, 2006 - Transnational Financial Network, Inc. (AMEX: TFN - News), a wholesale and retail mortgage banking firm, announced today that on July 31, 2006, it received a letter from the American Stock Exchange indicating that the Company fails to comply with Section 1003(a)(i) of the Company Guide with shareholders' equity of less than $2,000,000 and losses from continuing operations and/or net losses n two out of its three most recent fiscal years.

Transnational has previously announced that it has entered into an agreement to sell 3,000,000 shares of Common Stock for $0.70 per share to Pegasus Funds. While this transaction was anticipated to close in July, closing is now anticipated to occur in August.

"We have applied to list the shares on the American Stock Exchange to be purchased by Pegasus Funds," said Joseph Kristul, Transnational's Chief Executive Officer, "and anticipate closing on the investment within ten days of the application's approval. With the sale of these shares we are confident that our listing on the exchange will continue."

By August 30, 2006, the Company anticipates, pursuant to the exchange's rules, submitting a plan to the exchange to assure continued compliance with the exchange's listing standards. While the Company believes that its current financing efforts shall resolve any concern about the Company's continued listing on the exchange, there can be no assurance that the Company's continued listing will be achieved.

Transnational Financial Network, Inc. is a wholesale and retail mortgage banker that originates, funds and sells mortgage loans secured by one to four family residential properties. Through its strong sales and broker service programs, the Company has built a foundation for growth and expansion, principally in the markets of Northern California, Southern California and Arizona.

This News Release may contain "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct.